UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 Commerce Boulevard
Cincinnati, Ohio	45140
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 618-0911

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 15, 2009, HealthWarehouse.com, Inc. and its wholly-owned subsidiary, Hwareh.com, Inc. (together, the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with HWH Lending LLC, a Delaware limited liability company (the “Lender”).  Under the terms of the Loan Agreement, the Company borrowed $515,000 from the Lender on December 15, 2009 (the “First Loan”).  The Company has the right to borrow an additional $500,000 from the Lender upon the Company’s request, after the end of the first calendar month in which the Company realizes positive cash flow (the “Second Loan”, and together with the First Loan, the “Loans”).  In addition, the Lender has the right to require the Company to accept the Second Loan upon notice to the Company, after the end of the first month in which the Company realizes positive cash flow.  The Lender’s right and obligation to make the Second Loan terminate on the later of 12 months after the date of the First Loan, or 12 months after the Company first realizes positive cash flow.  The proceeds of the Loans will be used by the Company for working capital purposes.  The Loans will be evidenced by promissory notes (the “Notes”), and will bear interest at the rate of 12% per annum, payable at maturity.  The maturity date of each Loan is one year from the date of the Loan.  The Loans may be prepaid in whole or in part at any time by the Company without penalty, upon 15 days notice.

The Company granted the Lender a first, priority security interest in all of the Company’s assets, in order to secure the Company’s obligation to repay the Loans.  Lalit Dhadpahle, the President & CEO, a director and a more than 10% stockholder of the Company, has personally guaranteed the Company’s payment and other obligations under the Loan Agreement and the Notes.  Mr. Dhadphale and the Company have also entered into a Lock-up Agreement with the Lender prohibiting Mr. Dhadphale from selling or transferring 12,500,000 shares of the Company’s common stock until the Loans are repaid in full, subject to certain exceptions, such as gifts.

The Loan Agreement contains customary negative covenants restricting the Company’s ability to take certain actions without the Lender’s consent, including incurring additional indebtedness, transferring or encumbering assets, paying dividends or making certain other payments, and acquiring other businesses.  The payment of the Loans may be accelerated prior to their maturity dates upon certain specified events of default, including failure to pay, bankruptcy, breach of covenant, and breach of representations and warranties.

In consideration of the First Loan, the Company granted the Lender a warrant to purchase 6,250,000 shares of HealthWarehouse.com, Inc.’s $0.001 par value common stock (the “Common Stock”) at a purchase price of $0.08 per share.  If the Company receives the Second Loan, the Company will grant the Lender an additional warrant to purchase 6,250,000 shares of Common Stock at a purchase price of $.08 per share.  Each warrant may be exercised in whole or in part and from time to time for a term of five years from its grant date.  The Lender has customary “piggy-back” registration rights with respect to the Common Stock issued or issuable upon the exercise of the warrants (the “Warrant Shares”).  In addition, the Lender has demand registration rights with respect to the Warrant Shares, so that upon written request of the Lender, the Company will be obligated to prepare and file with the U.S. Securities and Exchange Commission a registration statement sufficient to permit the resale of the Warrant Shares.  The Lenders’ registration rights terminate on the date on which all of the Warrant Shares may be sold under Rule 144 of the Securities Act of 1933 without any limitations.  The warrants contain customary anti-dilution and purchase price adjustment provisions.  The warrants are transferable in whole or in part, so long as the transfers comply with applicable securities laws.

The foregoing description of the Loan Agreement, the Notes, and the warrants is not intended to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, First Loan Note, and warrant, which are filed as Exhibits 4.1, 4.2 and 10.1 hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Senior Secured Promissory Note dated December 15, 2009 in the principal amount of $515,000 payable by the Company to the order of HWH Lending, LLC.

4.2	Warrant to Purchase 6,250,000 Shares of the Common Stock of HealthWarehouse.com,Inc., dated December 15, 2009 and Issued to HWH Lending, LLC.

10.1	Loan and Security Agreement dated December 15, 2009 among HealthWarehouse.com,Inc. and Hwareh.com, Inc., as Borrowers, and HWH Lending LLC, as Lender.

99.1	Press Release dated December 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 16, 2009	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer